Exhibit 107
Calculation of Filing Fee Table
Form
S-1
(Form Type)
Ethos Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(a)	5,526,315	$20.00	$110,526,300	0.00013810	$15,263.68

Fees Previously Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(a)	5,000,000	$20.00	$100,000,000 1		$15,310.00

	Total Offering Amounts					$210,526,300		$30,573.68

	Total Fees Previously Paid							$15,310.00

	Total Fee Offsets							—

	Net Fee Due							$15,263.68

(1)	This Maximum Aggregate Offering Price was originally registered under 457(o) and is now converted to 457(a).